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                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the registrant /x/                             / /     Confidential, for Use of the
Filed by a party other than the registrant / /                  Commission Only (as permitted
Check the appropriate box:                                      by Rule 14a-6(e)(2)

/ /     Preliminary proxy statement
/ /     Definitive proxy statement
/x/     Definitive additional materials
/ /     Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             CALIFORNIA JOCKEY CLUB
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

/ /     $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
        or Item 22(a)(2) of Schedule 14A.
/x/     $500 per each party to the controversy pursuant to Exchange Act
        Rule 14a-6(i)(3).
/ /     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)     Title of each class of securities to which transaction applies:

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(2)     Aggregate number of securities to which transaction applies:

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(3)     Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: 1/

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(4)     Proposed maximum aggregate value of transaction:

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(5)     Total fee paid:

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/x/     Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)     Amount previously paid:

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(2)     Form, schedule or registration statement no.:

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(3)     Filing party:

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(4)     Date filed:

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1.      Set forth the amount on which the filing fee is calculated and state how it was determined.

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NEWS RELEASE
- --------------------------
SITRICK AND COMPANY INC.                           Contact:  Sitrick And Company
  LOS ANGELES/NEW YORK                                       Michael Sitrick
                                                             Donna K.H. Walters
                                                             (310) 788-2850
                                                             Anne George
                                                             (212) 755-2850



FOR IMMEDIATE RELEASE
- ---------------------

         CALIFORNIA JOCKEY CLUB SAYS STOCKHOLDERS RECEIVING SIGNIFICANT PREMIUM IN HUDSON BAY TRANSACTION; DISSIDENTS DON'T HAVE FACTS STRAIGHT

        SAN MATEO, CALIF. -- AUGUST 20, 1996 -- The Board of Directors of California Jockey Club (AMEX:CJ) today issued the following statement in response to a press release from a group of dissident stockholders calling itself the California Jockey Club Shareholders Committee. The statement concerns an agreement between California Jockey Club (CJC) and Hudson Bay Partners, L.P., under which Hudson Bay will contribute $300 million cash for a 72 percent stake in CJC, for an effective price of $20 per share -- about 26 percent higher than the average closing price of the common stock over the past 12 months.

        Kjell Qvale, Chairman of CJC's Board of Directors commented:

                "We are confident that the Hudson Bay transaction is in the best interests of the stockholders of CJC. The price is a substantial premium over historical trading prices. The capital will allow CJC to expand and diversify its holdings, thereby promoting increased earnings and higher dividends. The transaction also will provide CJC the capital to continue to support live racing at Bay Meadows. Hudson Bay has stated that it is 'committed to horse racing activities and their potential expansion.'
                "Montgomery Securities, the financial advisor to both CJC and Bay Meadows Operating Company (BMOC), our sister company that operates the race course, has given the CJC Board a 'fairness opinion' on the transaction," he stated. Mr. Qvale continued: "The only reasons I think the dissidents would be objecting to the transaction at this time would be their desire to take control of CJC and attempt to halt the progress the current Board has made towards increasing stockholder value.


                                    - more -

2029 Century Park East, Suite 1750
Los Angeles, CA 90067
(310) 788-2850  Fax: (310) 788-2855

                "The dissident group also is mistaken in its representation of the transaction. For example, the dissident group criticizes the supposed benefit to CJC's management team by claiming that current management will be rewarded with 'yet more options on CJC stock.' In point of fact, none of the present directors of CJC has received any stock options in their roles as directors of CJC; nor would they receive any under the terms of the Hudson Bay transaction. Further, the only benefits current directors would receive are those that would be received by all other stockholders. Any suggestion by the dissident group of financial benefit to us in our capacity as directors arising from the Hudson Bay transaction is false and misleading to our stockholders, who are preparing to vote in the upcoming election of directors.
                "The dissident group also challenges the $2.9 million 'breakup' fee if CJC takes a subsequent, better offer for the company from a third party. The dissident group simply may not have the business sophistication to realize that breakup fees in these situations are customary and that, in fact, a breakup fee of less than 1% of the size of the deal generally would be considered quite low. Obviously, we wouldn't accept another deal unless it was more than 1% higher, so as to assure a net gain to the stockholders.
                "The transaction with Hudson Bay is also subject to stockholder approval. We intend to recommend the deal. If, however, the stockholders don't accept that recommendation and the transaction is not completed on that basis, there is no breakup fee whatsoever," Mr. Qvale added.

        In a related matter, Mr. Qvale commented on a statement by Jack Liebau, president of BMOC, that Mr. Liebau was "surprised" by the announcement of the Hudson Bay transaction.

He stated:

                "I cannot understand Mr. Liebau's surprise. BMOC and Mr. Liebau were invited to participate in all discussions with Hudson Bay and, indeed, BMOC's counsel did participate in several sessions. Also, Mr. Liebau and his counsel received drafts of all the documents until Mr. Liebau stated to Hudson Bay that BMOC had determined not to participate in the negotiations 'until after the makeup of the CJC Board of Directors is determined . . .'
                "While we are in fact surprised that Mr. Liebau would decline to actively pursue a transaction on which BMOC's own financial advisers rendered a 'fairness opinion,' he can hardly feign ignorance of the transaction."

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